                                                                   EXHIBIT 10.01

                      FIRST AMENDMENT TO CONTRACT OF SALE

         THIS FIRST AMENDMENT TO CONTRACT OF SALE (this "FIRST AMENDMENT") is made as of the 26th day of September, 2003, by and between SAVANNAH TEACHERS PROPERTIES, INC, a Delaware corporation ("SELLER"), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company ("PURCHASER").

                                    RECITALS

         WHEREAS, Purchaser and Seller entered into that certain Contract of Sale (the "AGREEMENT"), dated as of August 26, 2003, with respect to the purchase and sale of certain real property commonly known as 824 Market Street in Wilmington, Delaware, more particularly described in EXHIBIT "A" attached to the Agreement. Capitalized terms used and not defined in this First Amendment shall have the meaning ascribed to them in the Agreement.

         WHEREAS, the Due Diligence Period under the Agreement was heretofore extended by letter agreements between Seller and Purchaser;

         WHEREAS, Purchaser and Seller have agreed to modify certain terms of the Agreement, as described below.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Paragraph 3 of the Agreement shall be modified by deleting "Thirty Three Million Two Hundred Fifty Thousand and 00/100 ($33,250,000)" therefrom and inserting "Thirty One Million Nine Hundred Thousand and 00/100 Dollars ($31,900,000.00)" in its place.

         2. Paragraph 4 of the Agreement shall be modified by inserting after Paragraph 4(h) the following paragraph:

                  "(i) A title affidavit in the form attached hereto as EXHIBIT "J"."

         3. Paragraph 18 of the Agreement is hereby deleted in its entirety and "Intentionally Omitted" inserted in its place.

         4. Paragraph 29 of the Agreement shall be modified by deleting "September 30, 2003" therefrom and inserting "October 9, 2003" in its place.

         5. EXHIBIT "J" attached hereto is hereby added as a new exhibit to the Agreement.

         6. Purchaser hereby acknowledges and agrees that the Due Diligence Period has expired and Purchaser's right to terminate the Agreement pursuant to Paragraph 44 of the Agreement is null and void and of no further force and effect.

         7. As modified hereby, the Agreement is in full force and effect in accordance with its terms. In the event of any conflict between the terms of this First Amendment and the terms of the Agreement, the terms of this First Amendment shall control.

         8. This First Amendment may be executed in any number of counterparts and all counterparts shall be deemed to constitute a single agreement. The execution and delivery of any counterpart by any authorized person shall have the same force and effect as if that person had executed and delivered all other counterparts. The electronic facsimile transmittal of a copy hereof bearing any person's signature shall have the same force and effect as the physical delivery to the same recipient of a copy hereof bearing such person's original signature.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

                                     SELLER:
                                     SAVANNAH TEACHERS PROPERTIES, INC.
                                     a Delaware Corporation

                                     By: /s/ HARRY ST. CLAIR
                                        ---------------------------------
                                     Name: HARRY ST. CLAIR
                                     Title: ASSISTANT SECRETARY

                                     PURCHASER:
                                     TRIPLE NET PROPERTIES, LLC,
                                     a Virginia limited liability company

                                     By: /s/ Tony Thompson
                                        ------------------------------
                                     Name: TONY THOMPSON
                                     Title: CEO/PRESIDENT

1st Amend to Contract - 824 Market (2)

                       SAVANNAH TEACHERS PROPERTIES, INC.
                                730 Third Avenue
                            New York, New York 10017

September 18, 2003

VIA FACSIMILE
Triple Net Properties, LLC
1551 North Tustin Avenue
Suite 200
Santa Ana, CA 92705
Attn: Jon Skaalen

         Re: 824 Market Street, Wilmington, Delaware

Dear Mr. Skaalen:

         Reference is made to that certain Contract of Sale, as amended, dated August 26, 2003 (the "Contract") between Savannah Teachers Properties, Inc. and Triple Net Properties, LLC, relating to the referenced property. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Contract.

         The Due Diligence Period is scheduled to expire today. This letter shall confirm our agreement to extend the Diligence Expiration Date until September 23 All other terms and provisions of the Contract shall remain unchanged.

         Please confirm your agreement with the foregoing by executing this letter where indicated below and returning it via facsimile to the attention of Oscar A. Zamora, Esq. (fax no. 212-916-6392).

                                     Sincerely

                                     SAVANNAH TEACHERS
                                     PROPERTIES, INC.

                                     By: /s/ HARRY ST. CLAIR
                                         ------------------------
                                     Name: HARRY ST. CLAIR
                                     Title: ASSISTANT SECRETARY

Agreed this 18th day of September

TRIPLE NET PROPERTIES, LLC

By: /s/ TONY THOMPSON
   -----------------------
Name: TONY THOMPSON
Title: CEO/PRESIDENT

                                CONTRACT OF SALE

         This Contract of Sale ("CONTRACT") is made as of this 26 day of August, 2003 between SAVANNAH TEACHERS PROPERTIES, INC. a Delaware corporation, with offices at 730 Third Avenue, New York, New York 10017 (hereinafter called "SELLER"), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company with offices at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705 (hereinafter called "PURCHASER").

                              W I T N E S S E T H:

         1. Seller agrees to sell and convey and Purchaser agrees to purchase certain real property situated in the City of Wilmington, State of Delaware, as more particularly described in "EXHIBIT A" attached hereto and made a part hereof.

                  TOGETHER WITH the after-acquired title or reversion, if any, in and to the beds of the ways, streets, avenues, and alleys adjoining the premises;

                  TOGETHER WITH all of Seller's right, title and interest in and to the leases affecting the premises, together with any security deposits hereunder and/or any guaranties thereof, if any;

                  TOGETHER WITH all and singular the tenements, hereditaments, easements, appurtenances, passages, waters, water courses, riparian rights, other rights, liberties and privileges hereof or in any way now or hereafter appertaining, including any claim at law or in equity as well as any after-acquired title, franchise or license and the reversion and reversions, remainder and remainders thereof;

                  TOGETHER WITH all of Seller's right, title and interest in and to all development rights, all documents and agreements relating thereto, all applications, licenses, permits, water and sewer taps, sanitary or storm sewer capacity or reservations thereon and rights under utility agreements and similar rights applicable to such parcels and improvements, all trade names and trade marks associated with the parcels and the improvements thereon, the plans and specifications for the improvements, warranties, indemnities, claims against third parties, agreement rights related to the construction, operation, ownership or management of the parcels and the improvements thereon that are expressly assumed by Purchaser pursuant to this Contract; and

                  TOGETHER WITH all buildings and improvements of every kind and description now erected or placed thereon (the "IMPROVEMENTS") and all fixtures and articles of personal property which may be owned by Seller and attached to or contained in and used in connection with the real property and the Improvements thereon.

         (All of the foregoing, hereinafter collectively called the "PREMISES").

         2.       The Premises are sold and are to be conveyed subject to:

                  a) Any restrictions or regulations affecting the Premises as to building upon or using the Premises by virtue of any law, ordinance, or other lawful action of any municipal or other public authority now or hereafter adopted or in force; and

                  b) All notes or notices of violations of law or municipal ordinances, orders, or requirements noted in or issued by the Departments of Housing and Buildings, Fire, Labor, Health, or other State, County or Municipal Department as well as by the Federal or State Environmental Protection Agency having jurisdiction against or affecting the Premises on the date hereof; and

                  c) Covenants, restrictions and easements, if any, contained in prior instruments of record affecting the Premises; and

                  d) Rights, if any, acquired by any utility company to maintain and operate lines, wires, cables and distribution boxes in, over, and upon the Premises; and

                  e)  Any state of facts which an accurate survey may show; and

                  f) Rights, options and claims of tenants and lessees set forth in the rent roll shown in "EXHIBIT B" attached hereto and by this reference made a part hereof as contained in the leases and agreements with such tenants and lessees, subject to prorations and adjustments of tenants and security deposits, if any, as hereinafter provided for; and

                  g)  Current taxes and sewer charges not now due and payable;
                      and

                  h) Rights and claims of any subtenants or subleases or any other party in possession; and

                  i) Those items set forth in "EXHIBIT C" attached hereto and made a part hereof.

         3. The purchase price is THIRTY THREE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 ($33,250,000) DOLLARS (the "PURCHASE PRICE") all cash, net to Seller and payable as follows:

                  a) Simultaneously with the execution of this Contract by Purchaser, Purchaser shall deliver to Commonwealth Land Title Insurance Company, 350 Commerce Drive, Suite 150, Irvine, CA 92602 ("ESCROW AGENT" or "TITLE COMPANY") the amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 ($250,000) DOLLARS by wire transfer of immediately available federal funds (such deposit when made, the "INITIAL DEPOSIT");

                  b) On or prior to the expiration of the Due Diligence Period, time being of the essence, Purchaser shall deliver to Escrow Agent, the amount of THREE HUNDRED FIFTY THOUSAND AND 00/100 ($350,000) DOLLARS by wire transfer of immediately available federal funds (such deposit when made, the "Additional Deposit"; the Initial Deposit and the Additional Deposit, collectively, the "Deposit"). Purchaser shall not be obligated to deliver the Additional Deposit if Purchaser shall have timely exercised its right to terminate this Contract pursuant to Paragraph 44. If
                      (x) Purchaser shall not have timely exercised its right to terminate this Contract pursuant to Paragraph 44 and (y) Purchaser fails to deliver the Additional Deposit to Escrow Agent in the manner and at the time provided for in this Paragraph, time being of the essence, then Seller shall have the right to terminate this Contract by delivering notice thereof to Purchaser. In the event of the termination of this Contract by Seller pursuant to the preceding sentence, Seller shall be entitled to receive the Initial Deposit (together with all interest accrued thereon) as liquidated damages for Purchaser's default under this Paragraph (it being agreed that monetary damages by reason of such default are difficult if not impossible to ascertain) and neither Seller nor Purchaser shall have any further rights or obligations hereunder, except those which expressly survive the termination hereof.

                  c) The balance will be delivered by wire transfer of immediately available federal funds as hereinafter provided simultaneously with the delivery of the Deed.

         Purchaser agrees that the balance of the Purchase Price (plus or minus any adjustments as hereinafter provided) shall be delivered to Seller simultaneously with the delivery of the Deed by federal wire transfer of immediate available funds.

         The Deposit shall be held by Escrow Agent pursuant to that certain escrow agreement (the "ESCROW AGREEMENT") of even date herewith among Seller, Purchaser and Escrow Agent. The interest earned on the Deposit shall be paid to the party entitled to receive same as provided in this Contract and the Escrow Agreement.

         4. Seller, at Closing (defined below), upon receiving the payments at the times and in the manner set forth, hereby agrees to execute, acknowledge, and deliver to Purchaser or Purchaser's assigns the following:

                  a) Deed in the form attached as "EXHIBIT D" so as to convey to the Purchaser title to the Premises free and clear of all encumbrances except as permitted herein;

                  b) An Assignment and Assumption Agreement in the form attached hereto as "EXHIBIT E" (the "ASSIGNMENT"), together with (i) the original, signed Leases and (ii) the original signed service contracts with those service providers listed in the Schedule attached to "EXHIBIT F" (the "SERVICE CONTRACTS");

                  c) A certification duly executed by Seller under penalty of perjury stating that Seller is not a "FOREIGN PERSON" in the form attached hereto as "EXHIBIT G";

                  d) Evidence of the authority of the incumbency of any individuals to execute any instruments executed and delivered of by Seller at Closing, together with a certificate of good standing of Seller;

                  e)  "BILL OF SALE" in form attached as "EXHIBIT H".

                  f) Books and records maintained by Seller relating to the operation of the Premises, to the extent in Seller's possession;

                  g) All keys, lock combinations and security device codes necessary for the ongoing operation of the Premises.

                  h) A letter addressed to the tenants of the Premises in the form attached hereto as "EXHIBIT I".

Purchaser at Closing shall execute, acknowledge and deliver, as appropriate, the
(i) Purchase Price, (ii) an Assignment and Assumption Agreement in the form attached hereto as "EXHIBIT E" and Bill of Sale in the form of EXHIBIT I. (iii) the Closing Statement and (iv) such other documentation as is reasonably required to consummate this transaction in accordance with the terms of this Contract.

         The delivery of the Deed together with the other closing documents described above and the receipt of payment as above described is referred to as the "CLOSING." Purchaser will transfer by federal wire transfer of immediately available funds to the Escrow Agent's account all of the payments due hereunder, and Seller will deposit the Deed, together with the other required closing deliveries contemporaneously with receipt by the Escrow Agent of the aforesaid wire transfer and said closing documents will be delivered to Purchaser upon Seller's receipt of payment as described in paragraph 3 hereinabove all as set forth in an escrow letter satisfactory to Seller, Purchaser and Escrow Agent.

         Purchaser's obligation to consummate the purchase and sale contemplated herein shall be conditioned upon Seller's performing its obligations under this Contract in all material respects.

         Title to the Premises is not conveyed, but is reserved in Seller until the Closing.

         5. Purchaser will be given the opportunity to examine the leases and other documents affecting the Premises and by the expiration of the Due Diligence Period will be satisfied with regard thereto. It is further understood that by the expiration of the Due Diligence Period, Purchaser will have has inspected the Premises or caused an inspection to be made thereof on Purchaser's behalf and will be is familiar with the physical condition thereof.

                  PURCHASER AGREES TO TAKE THE PREMISES "AS IS" AND THAT NO REPRESENTATIONS ARE MADE OR RESPONSIBILITIES ASSUMED BY SELLER AS TO THE CONDITION OF THE PREMISES, AS TO THE TERMS OF ANY LEASES OR

OTHER DOCUMENTS OR AS TO ANY INCOME, EXPENSE, OPERATION OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PREMISES, NOW OR ON THE CLOSING DATE (HEREINAFTER DEFINED). PURCHASER AGREES TO ACCEPT THE PREMISES IN THE CONDITION EXISTING ON THE CLOSING DATE, USUAL WEAR AND TEAR EXCEPTED, SUBJECT TO ALL FAULTS OF EVERY KIND AND NATURE WHATSOEVER WHETHER LATENT OR PATENT AND WHETHER NOW OR HEREAFTER EXISTING. Purchaser represents that prior to the expiration of the Due Diligence Period, Purchaser will have made a complete and independent investigation of all facts and data which Purchaser deemed necessary in its decisions to acquire the Premises, including, without limitation, all of the facts and data pertaining to environmental conditions at, in, on, under, or affecting the Premises and will accept the Premises subject to all federal, state, county, and municipal laws, requirements, rules, orders, ordinances, and regulations relating, in any manner, thereto. Purchaser further agrees that Seller shall not be liable or bound in any manner by any express or implied warranties, guarantees, promises, statements, representations or information pertaining to the Premises made or furnished by any real estate broker, agent, employee, servant or other person representing or purporting to represent Seller unless such warranties, guarantees, promises, statements, representations or other information pertaining to the Premises are expressly and specifically set forth in this Contract which alone fully and completely expresses the agreement between the parties.

         6. In the event Seller shall be unable to convey the Premises in accordance with the terms of this Contract, Purchaser shall, at Purchaser's election, have the right to accept such title as Seller is able to convey without any claim on the part of Purchaser for abatement in the Purchase Price for any defects or objections of title; or, Purchaser shall have the right to rescind this Contract, and upon such rescission pursuant to this paragraph, Purchaser shall be entitled to a return of the Deposit, and upon such payment being made, the parties hereto shall be deemed released of and from all obligations by reason of this Contract in like manner as if this Contract had not been made. Purchaser hereby acknowledges and agrees that the acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed under this Contract except those, if any, which are herein specifically stated to survive delivery of the Deed. Unless so specifically stated, no agreement or representation made herein by Seller shall survive the delivery of the Deed.

         7. Purchaser shall within at least ten (10) days prior to the date set for delivery of the Deed notify the attorney for Seller in writing of any objection to title other than those permitted in accordance with the terms of this Contract. In the event Purchaser notifies the attorney for Seller of such objections to title, Seller shall have a period of at least thirty (30) days from the Closing Date, and this Contract shall automatically be extended for such thirty (30) day period within which time Seller may dispose of such objections, but Seller shall be under no obligation to remove or dispose of the same.

         8. The existence of mortgages, liens, or other encumbrances not permitted hereby shall not be objections to title provided that properly executed instruments in recordable form necessary to satisfy the same are delivered to Purchaser at the Closing together with recording and/or filing fees (or an appropriate credit against the Purchase Price given for such fees), and Purchaser agrees that such mortgages, liens, or encumbrances may be paid out of Seller's proceeds at Closing.

         9. If on the Closing Date there shall be financing statements which were filed or refiled on a day less than five (5) years prior to the Closing Date, these shall not be deemed to be an objection to title provided Seller executes and delivers to Purchaser an affidavit setting forth that the property covered by such financing statements is no longer on the Premises or if such property is still on the Premises, that such property has been fully paid for and a satisfaction is delivered to Purchaser at the Closing.

         10. Franchise taxes against owners in chain of title shall not be an objection to title provided Seller obtains the agreement of the title company insuring Purchaser's title to eliminate any exception as to franchise taxes or to insure Purchaser against collection out of the Premises.

         11. Work performed or to be performed by and on behalf of a tenant or subtenant in the Premises under leases to which this Contract is subject, shall not be Seller's responsibility, unless such work is the responsibility of the Seller, as landlord under a lease with a tenant. Accordingly, notices of commencement of work to be performed by contractors or subcontractors engaged by such tenants or subtenants shall not constitute objections to title. Additionally, mechanic's liens filed against the Premises shall not constitute objections to title (a) if said mechanic's liens are for work performed by or on behalf of any such tenant or subtenant as long as the lease is not terminated and Seller has taken steps to cause the tenant or to cause tenant to cause its subtenant to remove the lien; or (b) if said mechanic's liens are filed for work performed for any other reason, if Seller posts a bond or gives other assurances to the Title Company so as to enable the Title Company to omit such mechanic's liens from Purchaser's title insurance policy for the Premises

         12. The risk of loss or damage to the Premises by casualty up to the earlier of the Closing Date or delivery to Purchaser of possession of the Premises is retained by Seller.

         13. The right and privilege are reserved to Seller to institute summary proceedings against any tenant on any default or failure to perform by any such tenant prior to the Closing, and it is agreed that no representations have been made and no responsibility is assumed by Seller with respect to the continued occupancy of premises or any part thereof by any tenant or tenants or subtenant or subtenants now or hereafter in possession.

         14. The following are to be apportioned on a pro-rata basis as to ownership on the Closing Date (provided, however, that in the event that any of the leases or subleases, if any, covering all or part of the Premises provide that the tenants or subtenants thereunder are responsible for payment of any of the expenses, such expenses shall not be apportioned as between Seller and Purchaser):

                  a) Property taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the apportionment of such property taxes based thereon shall be made on the basis of the most recent tax bills available. There shall be no re-proration of property taxes after the Closing;

                  b)       Rents as and when collected;

                  c)       Water, gas and electric and service contracts; and

                  d) Sewer charges and water waste charges and any other charges assessed against the Premises.

         15. In the event the Premises or any part thereof shall be affected by any assessment or assessments, whether or not the same become payable in annual installments, Seller shall be responsible for any installments due prior to the Closing and Purchaser shall be responsible for any installments due from and after the Closing.

         16. Monthly base rents and additional or escalation rent base upon: (A) a percentage of sales or (B) increases in real estate taxes, operating expenses, labor costs, costs of living indices or porter's wages (collectively, "Rents") under the Leases shall be adjusted and pro rated on an if, as and when collected basis. Rents collected by Purchaser or Seller after the Closing Date from tenants who owe Rents for periods prior to the Closing Date, shall be applied first to the month of Closing, second to amounts due Purchaser for periods after the month in which the Closing Date occurred and third to amounts due Seller for periods prior to the month in which the Closing occurred. The party receiving such amount shall pay to the other party the portion to which it is entitled, within 15 days of its receipt of same. Following the Closing, Seller may bill tenants owing Rents for periods prior to the Closing Date and may take all steps it deems appropriate, including litigation against the tenant, to collect Rents which are due Seller. Purchaser shall receive a credit for all prepaid Rents and security deposits, if any, paid by any tenants. The following shall apply to the extent additional rent is billed on the basis of

Landlord's estimates or an annual budget, which is subject to subsequent reconciliation and readjustment with each such Tenant at the end of the applicable year:

(i) Prior to the Closing Date, Seller shall provide Purchaser with a reconciliation statement for calendar year 2003 through the Closing Date, with all necessary supporting documentation, including without limitation, if Purchaser so requests, access to applicable invoices and/or general ledgers for the Premises in Seller possession, as to the additional rent paid by the Tenants for calendar year 2003. Such reconciliation statement shall indicate any difference between the additional rent paid by the Tenants (based on Seller's annual 2003 budget for real estate taxes and operating expenses) and the amount that should have been paid by the Tenants through the Closing Date (based on the actual expenses covering such time period);

(ii) If the Seller has collected more on account of such additional rent than such actual amount for such time period, then the amount of such difference shall be credited to Purchaser at the Closing

(iii) If Seller has collected less from the Tenants for additional rents than the actual amounts for such time period, then the amount of such difference shall be credited to Seller at Closing.

         17. All security deposits made by any of the tenants of the Premises now held by Seller, as shown on "EXHIBIT B" attached hereto and made a part hereof, shall be turned over or credited to Purchaser at the Closing, and Purchaser shall sign an agreement in form reasonably satisfactory to Seller holding Seller harmless and free from any liability in reference thereto.

         18. At Closing, Seller shall grant Purchaser a credit against the Purchase Price in the amount of $970,000.00.

         19. If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will, on request, deliver to Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller.

         20. In no event will Purchaser have a lien against the Premises by reason of any deposits made under this Contract or expenses incurred in connection therewith and Purchaser waives any right that it might have to so lien the Premises.

         21. During the pendency of this Contract, Seller shall, upon and to the extent received by Kevin Clark, cause the following to be delivered to
Purchaser: (a) default letters sent to or received from tenants of the Premises,
(b) correspondence received from a tenant relating to its discontinuing its occupancy or operations at the Premises or request for a modification to its lease and (c) written notices of bankruptcy filings received with respect to any tenant. Seller shall advise the property manager for the Premises to forward all such written documentation to Kevin Clark promptly upon its receipt (or preparation) of same.

         22. In the event of any default by Purchaser in the terms of this Contract, then the damages due to Seller by reason of said default shall be deemed liquidated in the amount of the Deposit and neither party shall have any further rights hereunder against the other, except as otherwise set forth in this Contract. In the event of any default by Seller in the terms of this Contract, Purchaser's sole and absolute remedies shall be either to: (i) receive a refund of the Deposit in full consideration of any claims Purchaser may have against the Seller; or (ii) to immediately commence and diligently prosecute an action in the nature of Specific Performance. In the event that an action in the nature of Specific Performance is not an available remedy or if Purchaser elects to commence such action and is unsuccessful in such action, then the Deposit shall be returned to Purchaser and the parties released from their obligations hereunder. Under no circumstances shall Purchaser have available to it an action at law or otherwise for damages, except as otherwise set forth in this Contract.

         23. If a condemnation or eminent domain proceeding shall have been commenced against the Premises, Purchaser shall complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and Seller shall assign to Purchaser all rights to receive the award payable as a result of such proceedings.

         24. No contracts will be entered into by Seller for the making of leasehold improvements between the date of this Contract and the Closing Date unless for usual and customary leasehold improvements without Purchaser's approval, which approval shall not be unreasonably withheld or delayed.

         25. Seller agrees that it shall not enter into any lease from and after the date hereof prior to Closing without first obtaining the consent of Purchaser. Such consent shall not be unreasonably withheld or delayed and any disapproval shall be deemed unreasonable if the lease submitted to Purchaser for its approval is on Seller's standard form, at market rents and for a term (including options) not exceeding three (3) years. Purchaser shall be deemed to have approved and consented to such lease unless objections are received by Seller specifically setting forth the areas of objections within five (5) days following receipt by Purchaser of the lease.

         26. Upon the Closing, Purchaser shall assume and agree to perform for the unexpired term those contracts more particularly described on "EXHIBIT F" attached hereto and made a part hereof.

         27. Purchaser represents to Seller that Purchaser's acquisition of the Premises does not constitute a purchase of securities within the meaning of federal or state securities laws, and Purchaser waives all rights, if any, to make any claim in connection with any federal or state securities law. This representation shall survive closing.

         28. Purchaser hereby agrees to indemnify and hold Seller harmless against any liability incurred by Seller because of non-payment of any tax which may be imposed by any governmental agency upon the sale of any items of personal property owned by Seller and included in this transaction. This paragraph shall survive Closing.

         29. The Closing shall be held through the Escrow Agent on September 30, 2003, or such date as may be agreed upon in writing by the parties (the "CLOSING DATE"), by delivering all closing deliveries to Escrow Agent, provided that Escrow Agent shall deliver to Seller an insured closing letter in form and substance satisfactory to Seller in its sole discretion and Escrow Agent agrees to record the Deed and deliver various closing documents to the parties hereto when Seller has received from Purchaser all funds payable to it pursuant to this Contract.

         30.      (a)      Purchaser represents to Seller that it has not dealt
or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a "Broker") in connection with this Agreement or the transactions contemplated hereby other than Cushman & Wakefield, Inc. ("Seller's Broker"). Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by a Broker (other than Seller's Broker) engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

                  (b) Seller represents to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker (other than Seller's Broker) in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys' fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (including Seller's Broker) engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby. The provisions of this paragraph 30 shall survive the Closing.

         31. Other than Seller's legal fees, 50% of any transfer taxes payable on the Purchase Price up to $32,280,000, any brokerage commissions due Seller's Broker, any apportionment that may be made pursuant to paragraph 14, and expenses that Seller might incur in connection with its election to remove any objections to title, Purchaser agrees to pay for any and all other costs and expenses of this transaction including but not limited to 50% of any transfer taxes on the Purchase Price up to $32,280,000 and all transfer taxes on any portion of the Purchase Price which exceeds $32,280,000, recording and filing fees, survey costs, title examination costs, title insurance premiums, escrow charges and expenses. Purchaser understands, acknowledges and agrees that the Purchase Price is absolutely net to Seller except as hereinabove provided.

         32. This Contract may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Contract contains all of the terms and conditions of the understanding between the parties hereto and that there are no oral understandings whatsoever between them.

         33. All notices ("NOTICE" OR "NOTICES," as the case may be) required or permitted hereunder shall be in writing and shall be sent:

                                               To Seller:
                                               Teachers Insurance and Annuity
                                               Association of America
                                               730 Third Avenue - 7th Floor
                                               New York, NY 10017
                                               Attention: Kevin Clark

                                               With a copy to:
                                               Oscar A. Zamora, Esq.
                                               Teachers Insurance and Annuity
                                               Association of America
                                               730 Third Avenue - 9th Floor
                                               New York, NY 10017

                                               To Purchaser:
                                               Anthony W. Thompson
                                               Triple Net Properties, LLC
                                               1551 N. Tustin Avenue, Suite 200
                                               Santa Ana, CA 92705

                                               With a copy to:
                                               Louis J. Rogers, Esq.
                                               Hirschler, Fleischer
                                               701 East Byrd Street, 15th Floor
                                               Richmond, Virginia 23219

         Notices must be sent by certified mail, return receipt requested or by nationally recognized overnight delivery service that provides evidence of the date of delivery, with all charges prepaid (for next morning delivery if sent by overnight delivery service).

         All Notices given in accordance with this paragraph will be deemed to have been received three (3) business days after having been deposited in any mail depository regularly maintained by the United States postal service, if sent by certified mail, or one (1) business day after having been deposited with a nationally recognized overnight delivery service, if sent by overnight delivery.

         34. Purchaser shall not assign this Contract or its rights hereunder without Seller's prior written consent, which may be withheld in Seller's sole and absolute discretion, and any such assignment or transfer without Seller's consent shall be null and void and of no effect. The foregoing notwithstanding, title may be taken in the name of a nominee designated by Purchaser by written notice to Seller and must be received by Seller at least seven (7) business days prior to the Closing. Such designation of a nominee shall not relieve Purchaser of any obligations under this Contract.

         35. Purchaser and Seller hereby agree to complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar taxes, if any, arising out of this transaction. The provisions of this paragraph shall survive the Closing.

         36. This Contract shall be governed by and construed in accordance with the laws of the State of New York.

         37. This Contract shall not constitute a binding agreement by and between the parties hereto until such time as Initial Deposit has been delivered to Escrow Agent and this Contract has been duly executed and delivered by each of the respective parties to the other.

         38. The agreements contained herein shall not be construed in favor of or against either party, but shall be construed as if both parties prepared this Contract.

         39. This Contract may be executed in counterparts, each of which, when taken together shall constitute fully executed originals.

         40. If any portion of this Contract shall become or be held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Contract shall not be affected thereby and shall remain in force and effect to the fullest extent permissible by law.

         41. No waiver by Purchaser or Seller of a breach of any of the terms, covenants or conditions of this Contract by the other party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Seller to or of any act by the other party requiring the consent or approval of the first party shall not be deemed to waive or render unnecessary such party's consent or approval to or of any subsequent similar acts by the other party.

         42. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         43. Seller has not received internal corporate authority for the consummation of the transaction contemplated by this Contract, and Seller does not give Purchaser any assurances or make any representations with respect to whether or not such approval will be obtained. Seller's obligation to proceed with the transaction contemplated by this Contract is subject to internal corporate authority. In the event Seller does not receive internal corporate authority by the day immediately preceding the Closing, then Seller will return the Deposit to Purchaser, this Contract will terminate and Seller and Purchaser shall have no further rights or obligations to each other under this Contract (with the exception of those rights and obligations which expressly survive termination).

         44. Purchaser shall have the period (the "DUE DILIGENCE PERIOD") commencing on August 1, 2003 and continuing until 5:00 p.m. (E.S.T.) on September 12, 2003 (the "DILIGENCE EXPIRATION DATE"), time being of the essence, during which to complete its review and due diligence of and inspect the Premises. Purchaser agrees that prior to conducting any physical inspection of the Premises, it shall be required to enter into Seller's standard form of Site Access and Indemnification Agreement. In the event Purchaser decides not to proceed with the transaction contemplated by this Contract, Purchaser may elect to terminate this Contract by delivering notice (a "DUE DILIGENCE TERMINATION NOTICE") thereof to Seller, which Due Diligence Termination Notice must be received by Seller by the Diligence Expiration Date, time being of the essence, in order to be effective. If Purchaser timely delivers a Due Diligence Termination Notice, the Initial Deposit shall be promptly returned to the Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Contract. The failure of Purchaser to deliver a Due Diligence Termination Notice, as aforesaid, shall cause Purchaser's right to terminate this Agreement pursuant to this PARAGRAPH 44 to be null and void and of no further force and effect.

         45. Purchaser has advised Seller that it may assign all of its right, title and interest in and to this Contract to a publicly registered company (a "Registered Company") promoted by the Purchaser, and if so, that such Registered Company is required to make certain filings with the Securities and Exchange Commission (the "SEC Filings") that relate to the most recent preacquisition fiscal year (the "Audited Year") for the Premises. In connection with the required SEC Filings, Seller agrees to provide the following at Purchaser's request, to the extent relating solely to the Premises and in Seller's possession (without any obligation to modify or supplement same), in such form as Seller uses, as-is, where is without representation or warranty, strictly for informational purposes, and without any expectation that the same will be relied on for any purposes by Purchaser or otherwise, notwithstanding the anticipated use thereof:

a.       access to bank statements for the Audited Year;

b.       rent roll as of the end of the Audited Year;

c.       operating statements for the Audited Year;

d.       access to the general ledger for the Audited Year;

e.       cash receipts schedule for each month in the Audited Year;

f. access to invoices for expenses and capital improvements in the Audited Year; and

g.       copies of accounts receivable aging as of the end of the Audited Year.

                  IN WITNESS WHEREOF, this Contract has been duly executed by the parties hereto.

                                               Seller

                                               SAVANNH TEACHERS PROPERTIES,
                                               INC.

                                               By: /s/ HARRY ST. CLAIR
                                                   -----------------------------
                                                         HARRY ST. CLAIR
                                                       ASSISTANT SECRETARY

                                               Purchaser

                                               TRIPLE NET PROPERTIES, LLC

                                               By: /s/ ANTHONY W. THOMPSON
                                                   -----------------------------
                                                   ANTHONY W. THOMPSON
                                                   PRESIDENT

                                    EXHIBITS

EXHIBIT A                  LEGAL DESCRIPTION

EXHIBIT B                  SCHEDULE OF EXISTING TENANTS

EXHIBIT C                  TITLE EXCEPTIONS

EXHIBIT D                  DEED

EXHIBIT E                  ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT F                  LIST OF SERVICE CONTRACTS

EXHIBIT G                  FIRPTA AFFIDAVIT

EXHIBIT H                  BILL OF SALE

EXHIBIT I                  TENANT NOTICE LETTER